Exhibit 10.2

[GENAERA LOGO]

SEPARATION AGREEMENT

This is a Separation Agreement (this “Agreement”) between Genaera Corporation (referred to below as “we” and “Genaera”) and John A. Skolas (referred to below as “you”), entered into on April 9, 2007 and effective May 1, 2007 (the “Separation Date”).

1. You will receive your regular salary through the Separation Date. In addition, you will receive the following:

a. Your health insurance coverage under Genaera’s health care plan will end on the Separation Date. After that date, you will be eligible to participate in Genaera’s health care plans as offered to active employees under the provisions of COBRA. You are being provided with COBRA information under separate cover along with information regarding the disposition of your 401(k) plan assets and any life insurance conversion rights you may have. Your participation in all other Company benefit plans will end on the Separation Date.

b. Accrued but unused vacation time as of the Separation Date will be paid in the first normal pay cycle post-Separation Date, as a lump-sum at your most current salary rate, less applicable tax withholding.

2. Provided that you return a signed copy of this Agreement within 21 days after you receive it, or any further extensions agreed to by Genaera, you also will receive the following:

a. Severance pay at your final base annual salary rate of $276,000, less applicable tax withholdings, payable in substantially equal installments in accordance with Genaera’s regular payroll cycle, beginning on the next regular payday following the Separation Date, and ending on the earlier of (i) April 30, 2008 and (ii) the date on which you secure full-time employment elsewhere. In the event of your death, we will continue to pay the severance to your estate.

b. If you timely and validly elect to purchase COBRA benefits continuation, Genaera will continue to pay the applicable premiums for a period equal to that for which you are receiving severance payments. As of the conclusion of that period, you may continue coverage under COBRA at your own cost. All COBRA benefits are available only during the time that you are not eligible for comparable health coverage through another employer. Should you obtain such coverage, it is your obligation to immediately notify Genaera.

c. You and Genaera have entered into a separate consulting agreement that will govern your performance of consulting services for Genaera after the Separation Date and provide for payment based on services rendered after May 1, 2007. Genaera does not commit to use your services in this capacity and you are not committed to make yourself available to provide such services.

3. All benefits of any kind, other than as expressly provided in this Agreement, will cease as of the Separation Date.

4. You agree not to engage in any conduct, or make any statements or representations that disparage, demean or impugn Genaera or its subsidiaries or affiliates, or any of their respective directors, managers, partners, officers, employees or consultants. We agree, in turn, not to engage in any conduct or make any statements or representations that disparage, demean or impugn you or your family. In response to inquiries from prospective employers properly directed to Genaera’s human resource department, we will respond by stating that it is company policy to provide only your dates of employment, position held and, with your written authorization, we will confirm salary information. Should you request a more detailed reference, we will consider providing one so long as the reference is mutually agreeable and you provide Genaera with any authorizations/releases we may require. Nothing in this paragraph will prevent or limit either party from responding or testifying truthfully if compelled to do so by subpoena or other valid legal process.

5. You agree that, after the Separation Date, you remain bound by and will continue to comply with all of the provisions of the Proprietary Information Agreement attached hereto as Attachment A, which is incorporated by reference herein, and which you acknowledge is fully enforceable by Genaera.

6. We acknowledge that you have returned in good working condition, all equipment or property which had been on loan to you while you were an employee of Genaera, regardless of current location, including without limitation any laptop computers, security access cards, and credit cards. You acknowledge that, on or before the Separation Date, you have delivered to Genaera any documents, files, papers, computer disks, or otherwise (and all copies thereof) containing any confidential or proprietary information relating to or concerning Genaera, regardless of current location. To the extent you have any such information in electronic or computer format, you acknowledge that you have deleted it.

7. a. In consideration of the benefits you will receive under paragraph 2 of this letter agreement, certain of which you would not otherwise be entitled, you hereby release and discharge Genaera, and its affiliates, subsidiaries, successors and predecessors, and all of their respective employees, representatives, counsel, agents, shareholders, officers and directors (collectively referred to in this letter as “the Company”) from any and all claims and/or causes of action, known and unknown, which you may have or could claim to have against the Company up to and including the date of signing this agreement. This general release includes, but is not limited to, all claims arising from or during your employment or as a result of the end of your employment and all claims arising under federal, state or local laws prohibiting employment discrimination based upon age, race, sex, religion, handicap, national origin or any other protected characteristic, including but not limited to any and all claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Pennsylvania Human Relations Act, and any other state or federal statute, as well as any claim for breach of contract, wrongful termination, defamation, interference with contractual/prospective economic advantage, invasion of privacy, promissory estoppel, negligence, breach of the covenant of good faith and fair dealing, fraud, emotional distress, and any other common law claims under the laws of any jurisdiction.

b. You represent and warrant that you have not filed any complaints against the Company with any administrative agency, state or federal court. You further agree that you will not file a complaint or a lawsuit in court asserting any claims released above and that if you do assert a claim which is found to be barred in whole or part by this general release, you will pay the legal fees incurred by the Company in defending those claims found to be barred. The only exception to the foregoing provision regarding the reimbursement of costs and attorneys’ fees is to the extent the provision relates to claims under the Age Discrimination in Employment Act in which you are contesting the validity of this separation agreement and general release.

c. The releases set forth in this paragraph shall not extend to any claims for breach of this Agreement.

8. You agree that you shall not disclose the contents of this letter agreement to any person or entity (other than your attorney, accountant, advisor, and spouse, all of whom shall first agree to be bound by this confidentiality provision), unless required to do so by law.

9. In the event that you are named in any suit or proceeding arising out of your work for Genaera prior to the Separation Date, Genaera will defend, indemnify, and hold you harmless from and against any damages and losses, including attorneys’ fees, arising from such suit in accordance with and subject to Genaera’s indemnification provisions contained in Genaera’s corporate bylaws. You agree to reasonably cooperate with Genaera in the defense of any such proceedings, including responding to reasonable requests for information from Genaera or its counsel.

10. The invalidity or unenforceability of any clause of this letter agreement shall not affect the validity or enforceability of any other clause.

11. The agreements set forth in this Agreement: (a) supercede any prior understanding, agreement, practice or contract, oral or written, between you and Genaera relating to your employment or compensation; (b) may be modified only by a writing signed by both parties; (c) is not assignable or transferable by you; and (d) will be governed by the substantive laws of the Commonwealth of Pennsylvania.

This is a very important document and you should thoroughly review and understand the terms and effect of this document before signing it. By signing this Agreement you will be releasing the Company from all liability to you. This is known as a “General Release.” Therefore, you should consult with an attorney before signing this Agreement and General Release. You have 21 days from the date you received this letter to consider this offer. If you have not returned a signed copy of this Agreement by that time, we will assume that you have elected not to sign it and the offer will be considered withdrawn. If you choose to sign this Agreement, you will have an additional 7 days following the date of your signature to revoke this Agreement and this Agreement shall not become effective or enforceable until the revocation period has expired. Any revocation must be in writing and must be received by Genaera within the 7 day revocation period.

By signing below you agree to be legally bound by the terms of this Agreement and acknowledge that you have carefully read and completely understand the terms of this Agreement and are signing it knowingly, voluntarily and without duress, coercion or undue influence. You further agree that this Agreement contains the entire agreement between you and Genaera. You acknowledge that, in executing this Agreement, you have not relied on any representation or statement not contained in this Agreement with respect to the subject matter of this Agreement.

GENAERA CORPORATION

/s/ John L. Armstrong, Jr.
John L. Armstrong, Jr.
President and Chief Executive Officer

ACKNOWLEDGED AND AGREED TO:	Witness:

/s/ John A. Skolas	By:	/s/ Jennifer Bilotti
John A. Skolas

Dated: April 9, 2007		Dated: April 9, 2007

Exhibit A

To Separation Agreement between

Genaera Corporation and John A. Skolas

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